Exhibit 99.3

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) made as of June 30, 2014 by and between LA CANADA PROPERTIES, INC., a California corporation (“Landlord”) and SPORT CHALET, INC., a Delaware corporation (“Tenant”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Landlord and Tenant have heretofore entered into a certain Lease dated as of October 1, 2002 (the “Original Lease”), pursuant to which Tenant leases approximately 27,500 square feet of Rentable Area within the Building located at 1 Sport Chalet Drive, La Canada Flintridge, California (formerly known as, or erroneously referred to in the Original Lease as, 839 Houseman Street, La Canada Flintridge, California) (the “Premises”); and

WHEREAS, Landlord and desire to amend the Original Lease in accordance with this Amendment;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Amendment and for other good and valuable consideration, Landlord and Tenant covenant and agree as follows:

1. Defined Terms. The Original Lease and this Amendment are collectively referred to as the “Lease”. Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Original Lease.

2. Early Termination of Lease.

a. If the “Transactions” defined in that certain Agreement and Plan of Merger dated on or about even date herewith by and among Vestis Retail Group, LLC (“Parent”), Everest Merger Sub, Inc. (“Merger Sub”) and Tenant (as the same may be amended, the “Merger Agreement”) are consummated, including without limitation the occurrence of the “Merger Closing” (as such term is defined in the Merger Agreement), then at any time from and after the “Effective Time” (as such term is defined in the Merger Agreement), Tenant shall have the right to terminate the Lease by providing Landlord with written notice of termination (the “Early Termination Notice”) at least two hundred seventy (270) days prior to the termination date (the “Early Termination Date”) set forth in the Early Termination Notice and concurrently paying Landlord in cash or cash equivalents a termination fee (the “Early Termination Fee”) determined as follows: (1) if the Early Termination Notice is tendered to the Landlord at least two hundred seventy (270) days prior to the Early Termination Date but less than three hundred sixty five (365) days prior to the Early Termination Date, then the Early Termination Fee shall be Three Hundred Thousand Dollars ($300,000.00); or (2) if the Early Termination Notice is tendered to the Landlord at least three hundred sixty five (365) days prior to the Early Termination Date, then the Early Termination Fee shall be Two Hundred Thousand Dollars ($200,000.00).

b. If Tenant tenders the Early Termination Notice and concurrently pays the Early Termination Fee and any other Base Rent, Tenant’s Share of Operating Expenses and any other amounts then in arrears under the Lease (including without limitation all applicable interest and late fees) and cures all existing non-monetary defaults that are reasonably susceptible of being cured, then: (1)(i) Tenant shall continue to perform its obligations under the Lease, including, but not limited to, pay as and when due all Base Rent, Tenant’s Share of Operating Expenses and any other amounts due under the Lease through the Early Termination Date as well as any holdover rent due pursuant to Section 26 of the Original Lease if Tenant does not timely comply with clause (1)(ii) below; (ii) Tenant shall surrender possession of the Premises to Landlord in the condition required by the Lease on or before the Early Termination Date (it being acknowledged and agreed by the Landlord that Tenant’s surrender obligations do not include the removal of any Alterations that exist as of the date of this Amendment); and (iii) the Term shall end on the Early Termination Date as though such date were the date originally scheduled for the Term to end; and (2) Landlord shall be permitted to commence marketing the Premises to prospective tenants and Landlord shall have access to the Premises during customary business hours upon at least twenty-four (24) hours prior written notice to Tenant (which notice shall be given by email to the following addresses simultaneously: clevra@sportchalet.com, hkaminsky@sportchalet.com and wquinn@versa.com). Landlord shall also have the right to place “For Lease” signs on the Building beginning on the date Landlord receives the Early Termination Notice.

3. Estoppel Provisions.

a. As additional consideration for this Amendment, Tenant hereby certifies to Landlord that, as of the date hereof, to Tenant’s knowledge: (1) the Original Lease, as amended hereby, is in full force and effect; (2) Tenant is in possession of the Premises; (3) there are no uncured defaults on the part of Landlord under the Original Lease, as amended hereby; and (4) there are no existing defenses or offsets which Tenant has against the enforcement of the Original Lease, as amended hereby, by Landlord.

b. As additional consideration for this Amendment, Landlord hereby certifies to Tenant that, as of the date hereof, to Landlord’s knowledge: (1) the Original Lease, as amended hereby, is in full force and effect; (2) Landlord owns fee simple title to the Premises free and clear of all mortgages or deeds of trust and Landlord does not need to obtain the consent of any person in order for Landlord to execute and be bound by this Amendment; (3) there are no uncured defaults on the part of Tenant under the Original Lease, as amended hereby; and (4) there are no existing defenses or offsets which Landlord has against the enforcement of the Original Lease, as amended hereby, by Tenant.

4. Ratification of Original Lease. Except as otherwise specified in this Amendment, all terms and conditions of the Original Lease shall remain in full force and effect (including without limitation Sections 9.4 and 14.1 of the Original Lease, it being further agreed that the failure of the parties to specifically identify any other sections of the Original Lease is not intended to detract parties’ intention to ratify the entirety of the Original Lease (except as otherwise specified in this Amendment)).

5. Binding Effect. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

6. Counterparts. This Amendment may be initialed and executed in multiple counterparts (each of which is to be deemed original for all purposes), including facsimile or electronic (e.g., pdf file format) copies. The initialed page and/or signature page of any counterpart may be detached therefrom without impairing the legal effect of the initial(s) or signature(s) thereon so long as such initialed page and/or signature page is attached to any other counterpart of this Amendment identical thereto except having additional initialed pages and/or signature pages initialed or executed by the other parties to this Amendment attached thereto.

[THIS SPACE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:

LA CANADA PROPERTIES, INC., a California corporation

By:	/s/ Eric Olberz
Name:	Eric Olberz
Title:	Chief Financial Officer

TENANT:

SPORT CHALET, INC., a Delaware corporation

By:	/s/ Craig Levra
Name:	Craig Levra
Title:	Chairman & Chief Executive Officer